EXHIBIT 99


                      [LOGO] SUN COMMUNITY BANCORP LIMITED









                              2001 Financial Report









2777 East Camelback Road
Suite 375
Phoenix, AZ  85016
(602) 955-6100

TABLE OF CONTENTS

Selected Consolidated Financial Data...........................................2
Information Regarding Sun's Common Stock.......................................3
Responsibility For Financial Statements........................................4
Cautionary Statement Regarding Forward-Looking Statements......................4
Management's Discussion and Analysis of Financial Condition and
Results of Operations:
     The Business of Sun and its Banks.........................................5
     Sun's Structure ..........................................................6
     Recent Developments.......................................................8
     Banking Technology at Sun.................................................8
     2001 Financial Overview...................................................8
     Changes in Consolidated Financial Position................................9
     Consolidated Results of Operations.......................................13
     Liquidity, Capital Resources and Capital Adequacy........................14
     Trends Affecting Operations..............................................18
     New Accounting Standards.................................................21
Report of Independent Auditors................................................23
Consolidated Financial Statements:
     Consolidated Balance Sheets..............................................24
     Consolidated Statements of Operations....................................25
     Consolidated Statements of Changes in Stockholders' Equity...............26
     Consolidated Statements of Cash Flows....................................27
     Notes to Consolidated Financial Statements...............................28

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in $1,000s, except per share data)

                                                                   As of and for the Year Ended December 31
                                                        -------------------------------------------------------------
                                                         2001(1)     2000(2)     1999(3)         1998(4)     1997(5)
                                                        ---------   ---------   ---------       ---------   ---------
For the year:
     Interest income                                    $  58,536   $  40,005   $  17,920       $   7,344   $   2,871
     Interest expense                                      22,109      14,417       5,368           2,280         914
     Net interest income                                   36,427      25,588      12,552           5,064       1,957
     Provision for loan losses                              3,979       3,926       1,753             379         268
     Noninterest income                                     1,555       1,011         759             334         125
     Noninterest expense                                   29,807      21,841      14,503           5,330       2,037
     Income (loss) before cumulative effect of change
       in accounting principle                              2,290         807      (1,207)(6)          57         (72)
     Net income (loss)                                      2,290         807      (1,593)             57         (72)
     Net income (loss) per share:
          Basic                                               .38         .14        (.34)            .02        (.05)
          Diluted                                             .37         .14        (.34)            .02        (.05)

At end of year:
     Total assets                                       $ 780,161   $ 526,833   $ 300,390       $ 135,578   $  55,007
     Total earning assets                                 733,906     490,540     291,783         130,640      52,901
     Portfolio loans                                      638,736     422,344     206,232          68,080      31,236
     Deposits                                             665,692     442,563     225,007          98,782      42,899
     Debt obligations                                      11,212          --          --              --          --
     Minority interests in consolidated subsidiaries       26,036      27,246      21,384           9,411       2,010
     Stockholders' equity                                  72,346      52,694      50,003          26,627       9,690

                                                                              Quarterly Results of Operations
                                                                    -------------------------------------------------
                                                        Total for    Fourth       Third          Second       First
                                                         the Year    Quarter     Quarter         Quarter     Quarter
                                                        ---------   ---------   ---------       ---------   ---------
Year ended December 31, 2001:(1)
     Interest income                                    $  58,536   $  15,025   $  14,978       $  14,688   $  13,845
     Interest expense                                      22,109       5,244       5,653           5,729       5,483
     Net interest income                                   36,427       9,781       9,325           8,959       8,362
     Provision for loan losses                              3,979       1,209         908             981         881
     Net income                                             2,290         838         657             479         316
     Net income per share:
          Basic                                               .38         .12         .11             .08         .06
          Diluted                                             .37         .12         .11             .08         .06

Year ended December 31, 2000:(2)
     Interest income                                    $  40,005   $  12,506   $  10,939       $   9,317   $   7,243
     Interest expense                                      14,417       4,859       4,083           3,230       2,245
     Net interest income                                   25,588       7,647       6,856           6,087       4,998
     Provision for loan losses                              3,926       1,259         965           1,070         632
     Net income                                               807         302         244             146         115
     Net income per share:
          Basic                                               .14         .05         .04             .03         .02
          Diluted                                             .14         .05         .04             .03         .02

(1) Includes Sunrise Bank of San Diego, effective January 2001 (located in San Diego, California and majority-owned by Sunrise Capital Corporation which is majority-owned by Sun).
(2) Includes Black Mountain Community Bank effective March 2000 (located in Henderson, Nevada and majority-owned by Nevada Community Bancorp Limited), Sunrise Bank of Albuquerque effective April 2000 (located in Albuquerque, New Mexico and majority-owned by Sunrise Capital Corporation), Arrowhead Community Bank effective September 2000 (located in Glendale, Arizona and majority-owned by Sun) and Yuma Community Bank effective December 2000 (located in Yuma, Arizona and majority-owned by Sun).
(3) Includes East Valley Community Bank effective June 1999 (located in Chandler, Arizona and majority-owned by Sun), Desert Community Bank (August
     1999) and Red Rock Community Bank (November 1999), both located in Las Vegas, Nevada and majority-owned by Nevada Community Bancorp Limited (formed in 1999 and majority-owned by Sun).
(4) Includes Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998), all majority-owned by Sun. These three banks became wholly-owned by Sun in 2001.
(5) Includes Valley First Community Bank (effective June 1997), majority-owned by Sun and which became wholly-owned by Sun in 2000.
(6) Implementation of a new accounting standard requiring the write-off of previously capitalized start-up costs resulted in a one-time charge of $386,000 (net of income tax effect) or $.08 per share effective January 1, 1999.

INFORMATION REGARDING SUN'S COMMON STOCK

Sun's common stock is traded on the National Market Tier of the Nasdaq Stock Market(SM) under the symbol "SCBL". Market quotations regarding the range of high and low sales prices of Sun's common stock, which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:

                                      2001                   2000
                                -----------------     -----------------
                                  Low       High        Low      High
                                -------   -------     -------   -------
Quarter Ended:
      March 31                  $ 6.250   $ 8.875     $ 7.125   $ 9.750
      June 30                     6.650    11.000       8.875    11.125
      September 30                8.800    12.250       6.500    11.000
      December 31                 9.250    11.250       6.000     8.250

Sun has paid no cash dividends to date. Capitol Bancorp Ltd. owns approximately 50% of Sun's common stock.

In November 2001, the boards of directors of Sun and Capitol entered into a proposed plan of share exchange. The proposed plan of share exchange is subject to the approval of the shareholders of both Sun and Capitol at special meetings scheduled to be held in late March 2002. The proposed share exchange, if consummated, would result in Capitol issuing .734 shares of its previously unissued common stock for each common share of Sun's common stock held by shareholders other than Capitol, and Sun would become wholly-owned by Capitol.

As of February 19, 2002, there were 1,613 beneficial holders of Sun's common stock, based on information supplied to Sun from its stock transfer agent and other sources. At that date, 7,406,838 shares of common stock were outstanding. Sun's stock transfer agent is Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 (telephone 303/986-5400).

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Sun's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and prevailing practices within the financial institution industry.

Sun's management is also responsible for establishing and maintaining the internal control structure of Sun, its banks and its bank development subsidiaries. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are recorded in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of Sun's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of Sun to be adequate and that there are no material weaknesses in internal control.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this report, including the consolidated financial statements, management's discussion and analysis of financial condition and results of operations and other portions of this report that are not historical facts, including, without limitation, statements of performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Sun and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend", "expect", "project", "estimate", "predict", "anticipate", "should", "will", "may", "believe", and similar expressions also are intended to identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Sun's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Sun's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Sun's banks and Sun's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Sun's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management, (xii) the proposed share exchange between Sun and Capitol Bancorp Limited, and (xiii) other risks detailed in Sun's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written or oral forward-looking statements attributable to Sun or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Sun undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Most of this section discusses items of importance regarding Sun's financial statements which appear elsewhere in this report. In order to obtain a full understanding of this discussion, it is important to read it with those financial statements. However, before discussing the financial statements and related highlights, an introductory section includes some important background information about the business of Sun and its banks, Sun's structure and recent developments.

THE BUSINESS OF SUN AND ITS BANKS

Sun defines itself as a BANK DEVELOPMENT COMPANY. In the highly regulated business of banking, it is viewed by governmental agencies as a bank holding company. Sun views bank DEVELOPMENT as a much more dynamic activity than the regulatory label for bank holding companies.

Bank development at Sun is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through start-up, or DE NOVO, formation or through other affiliation efforts, such as acquiring existing banks.

The banks have similar characteristics:

     * Each bank has an on-site president and management team, as local decision makers.
     * Each bank has a local board of directors which has actual authority over the bank.
     *    Each bank generally operates from only one office location.
     * Each bank can fully meet customers' needs anywhere, anytime through bankers-on-call, courier services, Internet and telephone banking and other delivery methods.
     * Each bank has access to an efficient back-room processing facility and leading-edge technology through shared resources.

Sun's banks seek the profitable customer relationships which are often displaced through mergers, mass marketing, megabanks and an impersonal approach to handling customers. The banks are focused on commercial banking activities, emphasizing business customers, although they also offer a complete array of financial products and services.

Each bank has a separate charter. A bank charter is similar to articles of incorporation and enables each bank to exist as a distinct legal entity. Sun's banks are state-chartered which means they are organized under a particular state's banking laws. All of the banks are FDIC insured. Banks are highly regulated by state and federal agencies. Because each bank has its own charter, each bank is examined by both state and federal agencies as a separate and distinct legal entity for safety, soundness and compliance with banking laws and regulations.

Sun became a bank holding company in 1997 when it acquired Bank of Tucson in a share exchange transaction. Bank of Tucson had been formed in 1996 by a group of individuals which included some of the same organizers of Sun. A second start-up bank was added in 1997. Four start-up banks were added in 1998, three in 1999 and four in 2000. One new bank was added in 2001.

At December 31, 2001, Sun consisted of 14 community banks, with operations in four states.

Sun's bank development philosophy is one of "SHARED VISION", which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management. Sun provides shared resources to its banks which includes common data processing systems, centralized item processing, loan review, internal audit, credit administration, accounting and risk management.

SUN'S STRUCTURE

Sun is a 50%-owned subsidiary of Capitol Bancorp Limited. Capitol is a bank development company headquartered in Lansing, Michigan. It has consolidated total assets of about $2.0 billion, which includes Sun's consolidated assets. Sun's financial statements are included in Capitol's because of Capitol's ownership of Sun. A proposed share exchange transaction is pending which, if approved by shareholders of Sun and Capitol, would result in Sun becoming wholly-owned by Capitol.

The organizational structure of Sun is complex. It is a mixture of banks which Sun owns directly and others which are owned indirectly through subsidiary bank development companies. Additionally, Sun's direct and indirect ownership percentages of these entities differ.

Headquartered in Phoenix, Arizona, Sun became a public company in 1999 and is carrying out all of its current bank development activities in the Southwestern region of the United States. At year-end 2001, its consolidated assets were $780 million ($527 million at year-end 2000). It is comprised of a combination of directly-owned banks and bank development subsidiaries:

                                               Sun Community Bancorp Limited
                                           Approx. 50% owned by Capitol Bancorp
                                                             |
          +--------------------------------------------------+------------------------------------------------+
          |                                                  |                                                |
Arizona bank development                     Nevada bank development through                Sunrise Capital Corporation, multi-
  through 8 majority-                      Nevada Community Bancorp Limited and              state bank development emphasizing
 owned community banks                     its 3 majority-owned community banks              specialized lending (SBA) through 3
                                                                                               majority-owned community banks

The current group of banks comprising bank development in Arizona follows:

                            Arizona Bank Development
                            (direct subsidiaries of
                         Sun Community Bancorp Limited)
                                      |
                                      |                      Valley First
    Bank of Tucson                    |                     Community Bank
   (Tucson -- 1996)-------------------+------------------(Scottsdale -- 1997)
100% ownership by Sun                 |                 100% ownership by Sun
                                      |
                                      |                      Camelback
      Mesa Bank                       |                    Community Bank
    (Mesa -- 1998)--------------------+-------------------(Phoenix -- 1998)
100% ownership by Sun                 |                 100% ownership by Sun
                                      |
   Southern Arizona                   |                      East Valley
    Community Bank                    |                     Community Bank
   (Tucson -- 1998)-------------------+-------------------(Chandler -- 1999)
100% ownership by Sun                 |                 85% ownership by Sun
                                      |
      Arrowhead                       |                          Yuma
    Community Bank                    |                     Community Bank
  (Glendale -- 2000)------------------+---------------------(Yuma -- 2000)
 87% ownership by Sun                                    51% ownership by Sun

All of these banks are young. The most mature bank of the group, Bank of Tucson, completed its 60th month of operation in June 2001. The youngest bank, Yuma Community Bank, opened in December 2000. These banks ranged in size from $23 million in assets to $121 million at year-end 2001. Five of the banks are located in or near greater Phoenix, while two are located in Tucson.

Bank development activities in Nevada are carried out through Nevada Community Bancorp Limited, which is 54% owned by Sun, and was formed in 1999:

                        Nevada Community Bancorp Limited
                              54% ownership by Sun
                                       |
          +----------------------------+------------------------------+
          |                            |                              |
    Black Mountain           Desert Community Bank       Red Rock Community Bank
    Community Bank             (Las Vegas -- 1999)         (Las Vegas -- 1999)
  (Henderson -- 2000)        51% ownership by NCBL        51% ownership by NCBL
51% ownership by NCBL

Two of the Nevada banks opened in the second half of 1999 and the Henderson (Las Vegas area) bank opened in the first half of 2000. The three banks' combined total assets was $193 million at year-end 2001 ($106 million in 2000). A fourth 51%-owned bank, Bank of Las Vegas, opened in February 2002.

Sunrise Capital Corporation was formed in 1999 and is approximately 71% owned by Sun at year-end 2001. It is focused on developing banks in several states with a slightly different emphasis on commercial lending than the other bank affiliates of Sun. Its banks are focused on offering loan products structured through and partially guaranteed by the U.S. Small Business Administration (SBA), in addition to the full array of typical bank products:

                          Sunrise Capital Corporation
                              SBA Bank Development
                           (Approx. 71% owned by Sun)
                                        |
          +-----------------------------+---------------------------+
          |                             |                           |
Sunrise Bank of Arizona   Sunrise Bank of Albuquerque  Sunrise Bank of San Diego
   Phoenix, Arizona         Albuquerque, New Mexico      San Diego, California
        (1998)                      (2000)                       (2001)
 100% ownership by SCC        87% ownership by SCC        64% ownership by SCC

In 2000, a loan production office of Sunrise Bank of Arizona was established in San Diego, California. It subsequently evolved into Sunrise Bank of San Diego, which opened in early January 2001.

All of these banks and subsidiary bank development companies are combined, or consolidated, for financial reporting purposes because Sun has ownership control of them. Current accounting rules require consolidated reporting when one entity has majority voting control of another. The reporting entity is the parent organization and entities which are majority-owned by the parent are subsidiaries. In the circumstances of Sun, this parent and subsidiary relationship applies also to second tier subsidiaries which have consolidated subsidiaries of their own.

The accounting rules in this area inhibit an understanding of consolidated financial statements. For example, the consolidated balance sheets include all of the combined entities' assets and liabilities. On the other hand, consolidated net income includes all of the combined entities' operating results, but net income or loss only to the extent of the parent's ownership percentage.

RECENT DEVELOPMENTS

Because of the number of banks and bank development companies added in recent years, comparing annual financial results is difficult.

In early 2001, Sun's board of directors decided to reduce the annual number of new bank start-ups in contrast to the preceding three years. This decision was based, in part, on the objective of reducing the impact of start-up costs and early-period operating losses which tend to negatively impact consolidated earnings. One new bank was added in 2001.

At December 31, 2001, applications were pending for permission to form two new banks in early 2002, one in California and one in Nevada. Both of these new banks (Napa Community Bank and Bank of Las Vegas) opened in early 2002.

In November 2001, the boards of directors of Sun and Capitol entered into a proposed plan of share exchange. The proposed plan of share exchange is subject to the approval of the shareholders of both Sun and Capitol at special meetings scheduled to be held in late March 2002. The proposed share exchange, if consummated, would result in Capitol issuing .734 shares of its previously unissued common stock for each common share of Sun's common stock held by shareholders other than Capitol, and Sun would become wholly-owned by Capitol.

BANKING TECHNOLOGY AT SUN

The use of high technology banking systems is key to the delivery of accurate and timely customer service. Sun currently operates one data processing site, located in Tempe, Arizona, which processes all activity for its banks. Sun's data processing systems are similar to and shared with Capitol's. Sun's and Capitol's separate data processing sites operate under common management.

2001 FINANCIAL OVERVIEW

Sun completed 2001 with total assets of $780 million, an increase of more than 48% over the year-end 2000 level of $527 million.

Consolidated net income for 2001 was $2.3 million compared to $807,000 in 2000. The net loss for 1999 was $1.6 million. The 1999 net loss resulted primarily from the early period operating losses of start-up and young bank subsidiaries and an accounting change which required the write-off of previously capitalized start-up costs. The growth in consolidated earnings in 2001 and 2000 is the byproduct of the evolving results of Sun's banks.

CHANGES IN CONSOLIDATED FINANCIAL POSITION

Total assets have grown significantly from $55 million at the beginning of 1998, reaching $780 million at the end of 2001. This rapid asset growth is the result of adding new banks and the growth and evolution of Sun's young banks.

                                  TOTAL ASSETS
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                      55     136     300     527     780

At year-end 2001, total assets of the four banks formed in 2000 approximated $144 million. The three banks formed in 1999 reported total assets of $173 million at year-end 2001 ($114 million at year-end 2000). The four banks formed in 1998 reported total assets of $238 million at the end of 2001, an increase of $48 million during the year. The most mature bank, formed in 1996, reported total assets of $121 million at year-end 2001, an increase of about 23% for the year.

The total assets of each bank, the consolidated totals and ownership percentages are summarized below, as of year-end 2001 (in $1,000s):

                                           Percentage Ownership By       Total Assets         Total Revenues
                                           -----------------------   -------------------   -------------------
                                               Sun     2nd Tier        2001       2000       2001       2000
                                              -----    --------      --------   --------   --------   --------
Arrowhead Community Bank                        87%                  $ 33,658   $  8,091   $  1,804   $    154
Bank of Tucson                                 100%                   121,075     98,285     10,516      9,479
Camelback Community Bank                       100%                    67,210     49,364      5,161      3,853
East Valley Community Bank                      85%                    39,591     34,392      3,261      1,776
Mesa Bank                                      100%                    52,308     36,529      4,277      3,230
Southern Arizona Community Bank                100%                    55,423     40,156      4,107      3,340
Valley First Community Bank                    100%                    58,625     53,081      4,694      4,707
Yuma Community Bank                             51%                    23,202      5,064      1,244         22
Nevada Community Bancorp Limited (NCBL):        54%
  Black Mountain Community Bank                           51%          50,909     26,060      3,259      1,095
  Desert Community Bank                                   51%          56,844     35,511      4,341      2,905
  Red Rock Community Bank                                 51%          84,971     44,193      5,659      3,171
                                                                     --------   --------   --------   --------
    Consolidated NCBL                                                 193,212    106,155     13,258      7,180
Sunrise Capital Corporation (SCC):              71%
  Sunrise Bank of Albuquerque                             87%          35,984     19,762      2,851        944
  Sunrise Bank of Arizona                                100%          63,141     63,930      6,466      5,451
  Sunrise Bank of San Diego                               64%          37,912                 2,658
                                                                     --------   --------   --------   --------
    Consolidated SCC                                                  137,232     84,908     11,975      6,429
Other, net                                                               (692)    10,808       (207)       889
                                                                     --------   --------   --------   --------
    Consolidated totals                                              $780,161   $526,833   $ 60,091   $ 41,016
                                                                     ========   ========   ========   ========

Most of the consolidated assets consist of loans. Portfolio loans approximated $639 million at year-end 2001, or about 82% of total consolidated assets ($422 million or 80% at year-end 2000).

                                  TOTAL LOANS
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                      31      68     206     422     639

The banks emphasize commercial loans, consistent with their focus on serving small to mid-sized business customers. Commercial loans comprised $604 million or 95% of total portfolio loans at year-end 2001, (94% in 2000). Loan growth in 2001 was significant--$216 million or a growth rate of 51% for the year (105% or $216 million in 2000).

Asset quality has remained strong. Nonperforming loans, which consist of loans more than 90 days past due and loans on nonaccrual status, approximated $7.1 million at year-end 2001, $1.8 million at year-end 2000 and $34,000 at year-end 1999. These increases are the expected result of the banks' loan portfolios becoming more seasoned and changes in economic conditions. They consist of a small number of loans which are in various stages of resolution. Management believes the nonperforming loans at December 31, 2001 to be adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance on loan losses.


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                                       10

The banks maintain an allowance for loan losses to absorb estimated losses in the loan portfolio at the balance sheet date. At December 31, 2001, the allowance for loan losses approximated $8.7 million or 1.36% of portfolio loans, compared to $5.4 million or 1.29% in 2000 and $2.4 million or 1.15% in 1999. The allowance ratio has increased in response to higher levels of nonperforming loans and potential problem loans. The following table summarizes portfolio loans, the allowance for loan losses and its ratio, and nonperforming loans (in $1,000s) at December 31:

                                                                                                                  Allowance as
                                                                                                                  a % of Total
                                              Total Portfolio          Allowance for        Nonperforming           Portfolio
                                                   Loans                Loan Losses             Loans                 Loans
                                           --------------------      -----------------     ----------------      --------------
                                             2001        2000         2001       2000       2001      2000        2001     2000
                                           --------    --------      ------     ------     ------    ------      -----    -----
Arrowhead Community Bank                   $ 30,430    $  4,724      $  457     $   71                            1.50%    1.50%
Bank of Tucson                               88,218      75,359       1,224      1,023     $  407                 1.39%    1.36%
Camelback Community Bank                     56,555      37,822         743        483        334                 1.31%    1.28%
East Valley Community Bank                   27,402      25,937         423        357        432                 1.54%    1.38%
Mesa Bank                                    45,672      28,930         594        374        542    $   27       1.30%    1.29%
Southern Arizona Community Bank              50,879      36,135         662        434        298                 1.30%    1.20%
Valley First Community Bank                  41,851      42,759         670        663      1,018       306       1.60%    1.55%
Yuma Community Bank                          18,539         800         285         13                            1.54%    1.62%
Nevada Community Bancorp Limited (NCBL):
  Black Mountain Community Bank              40,111      17,052         602        257        240       241       1.50%    1.51%
  Desert Community Bank                      50,361      29,426         806        441        989     1,089       1.60%    1.50%
  Red Rock Community Bank                    67,117      38,666       1,008        586        942                 1.50%    1.52%
                                           --------    --------      ------     ------     ------    ------
    Consolidated NCBL                       157,589      85,144       2,416      1,284      2,171     1,330
Sunrise Capital Corporation (SCC):
  Sunrise Bank of Albuquerque                28,061      16,259         379        238        614                 1.35%    1.46%
  Sunrise Bank of Arizona                    55,730      59,465         753        650      1,329        35       1.35%    1.09%
  Sunrise Bank of San Diego                  32,910                     455                                       1.38%
                                           --------    --------      ------     ------     ------    ------
    Consolidated SCC                        116,701      75,833       1,587        888      1,943       144
Other, net                                    4,900       8,901        (401)      (150)
                                           --------    --------      ------     ------     ------    ------      -----    -----
    Consolidated totals                    $638,736    $422,344      $8,660     $5,440     $7,145    $1,807       1.36%    1.29%
                                           ========    ========      ======     ======     ======    ======      =====    =====

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grade the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as nature of the borrowers' business climate, local economic conditions and other subjective factors. The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed, however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management and development of specific remedial action plans.

Loan review activities were augmented in September 2001 in response to continued and worsening general conditions of the United States economy, in part due to the terrorist attacks in New York, Pennsylvania and the Nation's Capitol. With deterioration of general economic conditions prior to September 11, 2001--the events on that date and subsequently--management undertook an even more thorough and critical review of all loans and related loan classifications.

At December 31, 2001, potential problem loans (including nonperforming loans) approximated $26.1 million or about 4% of total consolidated portfolio loans. Such totals increased in 2001, in part, as a result of management's ongoing and augmented loan review activities. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed `impaired'), but rather are identified by management in this manner to aid in loan administration and risk management. Management believes these loans to be adequately considered in its evaluation of the adequacy of the allowance for loan losses. Management believes, however, that current general economic conditions may result in higher levels of future loan losses, in comparison to previous years.

Although nonperforming and other potential problem loans have increased, loan loss experience through December 31, 2001 has been less than industry statistics and at a low percentage based on average loans outstanding. Management's assessment of these loans as of December 31, 2001 suggests future loss experience will parallel past experience.

How financial institutions establish their allowance for loan losses is an important and critical accounting policy and process. The allowance for loan losses is maintained at a level believed adequate by management. It is analyzed quarterly by each bank. The adequacy of the allowance is an estimate based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentration of credit), past loss experience, current economic conditions, loan commitments outstanding, regulatory requirements and other factors.

Standard-setting bodies, regulatory agencies and the SEC (the Securities and Exchange Commission) have, on an industry-wide basis, separately issued proposals and other guidance in 2001 and 2000 on how the allowance for loan losses should be estimated and documented. Estimation of requirements for the allowance for loan losses is an inherently subjective process which involves significant judgement by management of many variables potentially impacting borrowers' ability to repay loans and values of underlying loan collateral.

New banks, as a condition of charter approval, are required to maintain an allowance ratio of not less than 1% for their first three years of operations. Because they are new banks with new or unseasoned loans and no prior loss history, 1% is often used as a starting point for the amount of the allowance, particularly in the earliest years of operation. As the younger banks now have more seasoned loan portfolios and the 1% regulatory requirement represents only an absolute minimum, loan loss allowance ratios were increased in 2001 and 2000 based on management's estimates of loss potential inherent in the loan portfolios at the balance-sheet date.

CONSOLIDATED RESULTS OF OPERATIONS

Revenue growth has been significant. In 2001, total revenues reached $60 million, a 46% increase over 2000 levels ($41 million). The rate of revenue growth in the past three years has been dramatic and the result of growth in both the number and size of the banks within the consolidated group. The primary revenue source is interest income from loans. Net interest income is the difference between total interest income on loans and other earning assets and interest expense on deposits and borrowings. The following graph summarizes growth in total revenue (which includes noninterest income such as some fees and service charges):

                                 TOTAL REVENUES
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                     3.0     7.7    18.7    41.0    60.0

Of the 2001 revenues, $15.2 million, or about 25%, came from the two banks formed in 1996 and 1997. The four banks started in 1998 generated total revenues of $20 million or about 33% of the 2001 consolidated total. The youngest banks, formed in 1999, 2000 and 2001, reported total revenues of $25.1 million or 42% of the consolidated total.

                              NET INTEREST INCOME
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                     2.0     5.1    12.6    25.6    36.4

Growth in the categories of interest income and interest expense, as well as noninterest income and noninterest expense, is the result of the addition of new banks during the periods presented and the ongoing growth of Sun's young banks. The largest component of noninterest expense is salaries, wages and benefits, which has increased significantly due to the larger number of banks and bank development subsidiaries and added corporate personnel.

The following table summarizes net income for each of the banks and on a consolidated basis and the related rates of return on average equity and assets, where applicable (in $1,000s):

                                                                                                          Return on Average
                                                   Net Income              Return on Average Equity             Assets
                                           --------------------------      ------------------------     ----------------------
                                           2001       2000       1999       2001     2000     1999      2001     2000     1999
                                           ----       ----       ----       ----     ----     ----      ----     ----     ----
Arrowhead Community Bank                 $  (386)   $  (419)
Bank of Tucson                             2,095      2,149    $ 1,086      22.64%   27.69%   16.63%     1.89%    2.33%    1.48%
Camelback Community Bank                     534        297       (520)     10.80%    8.22%              0.93%    0.74%
East Valley Community Bank                    18       (532)      (673)      0.58%                       0.05%
Mesa Bank                                    386        268       (207)      8.53%    6.77%              0.87%    0.85%
Southern Arizona Community Bank              320        169       (546)      7.42%    4.44%              0.67%    0.47%
Valley First Community Bank                  328         88         36       5.94%    1.82%    0.87%     0.61%    0.18%    0.10%
Yuma Community Bank                         (438)      (176)
Nevada Community Bancorp Limited (NCBL):
  Black Mountain Community Bank               12       (468)                 0.27%                       0.03%
  Desert Community Bank                       35       (180)      (358)      0.76%                       0.07%
  Red Rock Community Bank                    635        190       (269)      7.64%    2.45%              0.96%    0.62%
                                         -------    -------    -------
    Consolidated NCBL                        181       (483)      (469)
Sunrise Capital Corporation (SCC):
  Sunrise Bank of Albuquerque                 28       (386)                 0.77%                       0.09%
  Sunrise Bank of Arizona                    830        206       (634)     15.24%    4.64%              1.27%    0.43%
  Sunrise Bank of San Diego                 (806)
                                         -------    -------    -------
    Consolidated SCC                         (88)      (243)      (634)
Other, net                                (1,301)      (311)       334
                                         -------    -------    -------      -----    -----    -----     -----    -----    -----
    Consolidated totals                  $ 2,290    $   807    $(1,593)      4.05%    1.57%   (3.19)%    0.34%    0.20%   (0.86)%
                                         =======    =======    =======      =====    =====    =====     =====    =====    =====

During 1999, a new accounting standard required the write-off of previously capitalized start-up costs, which is discussed in a later section of this narrative. It is reflected as a cumulative effect of a change in accounting principle in the consolidated statement of operations, and amounted to $.08 per share.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

Asset liquidity for financial institutions typically consists of cash and cash equivalents, investment securities available for sale and loans held for resale. These categories totaled $130 million at year-end 2001, or about 17% of total assets. This compares to $93.7 million or 18% of total assets at year-end 2000. Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and other commitments discussed in the accompanying notes to consolidated financial statements.

Liquidity varies significantly daily, based on customer activity. The change in the liquidity ratio is the result of more assets being deployed into loans, consistent with the strategy of maximizing interest income. Rates of interest income on liquid assets are typically less than rates the banks achieve from commercial loans.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 19% of total deposits at year-end 2001 and 2000 and increased $37 million or 43% during 2001.

                                 TOTAL DEPOSITS
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                      43      99     225     443     666

In recent periods, banks in general have experienced some competitive challenges in obtaining additional deposits to fuel growth. Sun's banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring sources, deposit pricing has become more competitive. Deposit growth is achievable, but at a higher price, shrinking net interest margins. The banks do not generally rely on brokered deposits as a key-funding source ($104 million at December 31, 2001).

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system. At year-end 2001, a total of $11.2 million (none at year-end 2000) was borrowed under those facilities. Some of the banks also have smaller lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

In 1999, Sun became a public company through an initial public offering (IPO) of its common stock with net proceeds of $25 million. Capitol purchased 51% of the offering, maintaining its ownership of Sun. As of December 31, 2001, approximately $4.9 million of Sun's funds not yet deployed for new bank development have been loaned to Capitol Bancorp on a short-term basis.

Camelback Community Bank reached its 36th month of operation in May 2001. In June 2001, Sun offered the minority owners of Camelback an opportunity to exchange their Camelback shares (about 45%) for shares of Sun. The exchange ratio was based on 150% of Camelback's adjusted book value and was completed effective June 30, 2001. As a result of the share exchange, the minority owners of Camelback became shareholders of Sun. About 280,500 new shares of Sun's common stock were issued in the Camelback share exchange transaction. Effective September 30, 2001, Sun entered into a similar share exchange transaction with the minority shareholders (about 49%) of Southern Arizona Community Bank (previously a majority-owned subsidiary of Sun), issuing about 282,600 new shares of Sun's common stock.

Effective October 31, 2001, a similar proposed share exchange transaction was completed regarding the minority shareholders of Mesa Bank (about 47%). Such share exchange resulted in the issuance of about 286,800 new shares of Sun's common stock.

As a result of those share exchanges, Camelback Community Bank, Southern Arizona Community Bank and Mesa Bank became 100%-owned subsidiaries of Sun.

In 1997, Sun entered into an antidilution agreement with Capitol. Under the terms of the antidilution agreement, Capitol has the right to purchase additional shares of Sun's common stock when Sun issues previously unissued Sun shares to shareholders other than Capitol. Capitol is entitled to purchase shares of Sun at a price equal to the per-share value ascribed to the shares issued to shareholders other than Capitol, at a ratio based on 51% of the total number of new shares being issued by Sun (including the shares to be purchased by Capitol). Capitol's purchase price for such shares is to be paid to Sun in cash. Capitol exercised its rights under the antidilution agreement as to the above-mentioned share exchanges involving Camelback Community Bank, Southern Arizona Community Bank and Mesa Bank, in 2001. In conjunction with Capitol's exercise of those rights, Sun received cash consideration of about $8.9 million and issued about 884,700 new shares of Sun's common stock to Capitol. Sun has loaned some of those funds back to Capitol as of December 31, 2001.

Total stockholders' equity approximated $72.3 million at year-end 2001, an increase of $19.7 million for the year. Stockholders' equity is net of 138,100 repurchased shares of Sun's common stock reflected as treasury stock as of December 31, 2001. No cash dividends have been paid. Future payment of dividends, if any, is subject to approval by Sun's board of directors, future operating performance and management's assessment of the consolidated organization's capitol adequacy.

Sun's capital structure consists of these primary elements:

     *    Minority interests in consolidated subsidiaries, and
     *    Stockholders' equity.

                              TOTAL CAPITALIZATION
                                  ($ millions)

                    1997    1998    1999    2000    2001
                    ----    ----    ----    ----    ----
                    11.7    36.0    71.4    79.9    98.4

Total capitalization at year-end 2001 amounted to $98.4 million or 12.6% of total assets. This compares to $79.9 million at year-end 2000.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $26 million at year-end 2001, a decrease of $1.2 million from the $27.2 million level at year-end 2000. Changes in minority interests in these periods are the result of Sun's strategy of starting new banks and bank development companies with less than 100% ownership by Sun, and Sun's share exchange transactions discussed previously.

Sun and each of its banks and bank development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at the bank level and on a consolidated basis. Under those rules and regulations, banks are categorized as WELL CAPITALIZED, ADEQUATELY CAPITALIZED or INADEQUATELY CAPITALIZED using several ratio measurements, including a risk-weighting approach to assets and commitments. Banks falling into the INADEQUATELY CAPITALIZED category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the ADEQUATELY CAPITALIZED level, Sun operates with the objective of its banks meeting the WELL CAPITALIZED standard. The well capitalized banks benefit from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy. Generally, they are required to keep a ratio of capital to total assets of not less than 8% for their first three years of operation.

In the opinion of management, all of the affiliated banks met the criteria to be classified as WELL CAPITALIZED at year-end 2001.


              [The remainder of this page intentionally left blank]

TRENDS AFFECTING OPERATIONS

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 2001 (in $1,000s):

                                                                 Interest Rate Sensitivity
                                                     -------------------------------------------------
                                                       0 to 3      4 to 12       1 to 5        Over
                                                       Months       Months        Years       5 years       Total
                                                     ---------    ---------     ---------    ---------    ---------
Assets
  Federal funds sold                                 $  57,259                                            $  57,259
  Interest-bearing deposits with banks                   4,858    $   4,622     $     195                     9,675
  Loans held for resale                                 11,725                                               11,725
  Investment securities                                    199                     10,440    $   5,872       16,511
  Portfolio loans:
    Commercial                                         276,136       45,359       262,118       20,205      603,818
    Real estate mortgage                                18,248           35           431          325       19,039
    Installment                                          6,713        3,927         5,155           84       15,879
  Non-earning assets and other                                                                               46,255
                                                     ---------    ---------     ---------    ---------    ---------
      Total assets                                   $ 375,138    $  53,943     $ 278,339    $  26,486    $ 780,161
                                                     =========    =========     =========    =========    =========
Liabilities and stockholders' equity
  Interest-bearing deposits:
    Time deposits over $100,000                      $  53,968    $  98,878     $  52,038                 $ 204,884
    Time deposits under $100,000                        24,234       44,197        14,802                    83,233
    All other interest-bearing deposits                254,421                                              254,421
                                                     ---------    ---------     ---------                 ---------
    Total interest-bearing deposits                    332,623      143,075        66,840                   542,538
  Debt obligations                                       2,187        4,600         4,424                    11,211
  Noninterest-bearing liabilities                                                                           128,030
  Minority interests in consolidated subsidiaries                                                            26,036
  Stockholders' equity                                                                                       72,346
                                                     ---------    ---------     ---------    ---------    ---------
      Total liabilities and stockholders' equity     $ 334,810    $ 147,675     $  71,264    $      --    $ 780,161
                                                     =========    =========     =========    =========    =========

Interest rate sensitive period gap                   $  40,328    $ (93,732)    $ 207,075    $  26,486

Interest rate sensitive cumulative gap               $  40,328    $ (53,404)    $ 153,671    $ 180,157

Period rate sensitive assets/period rate
sensitive liabilities                                     1.12         0.37          3.91          N/A

Cumulative rate sensitive assets/cumulative
rate sensitive liabilities                                1.12         0.89          1.28         1.33

Cumulative gap to total assets                            5.17%       (6.85)%       19.70%       23.09%

The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the corresponding effect on customer behavior.

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. The banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In, for example, periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates. Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income assuming one hundred and two hundred basis point ("bp") parallel increases and decreases in interest rates (in $1,000s):

                              Pro Forma
                               Assuming       Pro Forma Effect of        Pro Forma Effect of
                              No Change     Interest Rate Increases    Interest Rate Decreases
                             in Interest    -----------------------    -----------------------
                                Rates        +100 bp       +200 bp      -100 bp       -200 bp
                             -----------     -------       -------      -------       -------
Interest income                $49,668       $53,371       $57,189      $45,965       $42,421
Interest expense                17,189        20,745        24,300       13,634        10,842
                               -------       -------       -------      -------       -------
   Net interest income         $32,479       $32,626       $32,889      $32,331       $31,579
                               =======       =======       =======      =======       =======

The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions. The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

During 2001, the Open Market Committee of the Federal Reserve Board decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different. Those results will differ (and may be materially different) because a sudden rate change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks. Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, nor customer behavior.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. In 2000 and 1999, economic conditions continued to be favorable.

2001 marked the end of the longest peacetime economic expansion in U.S. history. The terrorist acts of September 11, 2001, our Nation's subsequent war on terrorism, the diagnosis of economic recession in the U.S., worldwide economic and political instability, recent major business bankruptcies and their related high-profile questionable accounting and financial reporting practices, raise significant concerns over the near-term and longer-horizons for economic and political uncertainty. The number of variables which have the potential for having a dramatic impact, individually or collectively, is an environment not heretofore witnessed by the United States or the world. Sun's management remains cautiously optimistic about the future of our economy, the business of its banks and their customers and the health and strength of its service providers. However, management is resolute in its view that, even though there are some positive indications of an improving economy, the environment will NOT be BUSINESS AS USUAL anytime soon.

Continuing consolidation of the banking industry on a national basis, and in the markets of Sun's banks, has presented opportunities for growth. As a result of consolidation of the banking industry, coupled with the closure of branch locations by larger institutions and conversion of customer relationships into perceived `commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by the banks. For many retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, Sun's banks fill that need through their focus on single-location banks with full, local decision-making authority. As the banks focus on service delivery and keeping their size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2001 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Sun's ownership percentage in those banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Sun's ownership percentage.

Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation. Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.

Premiums for FDIC insurance have historically been significant costs of doing business as financial institutions, but in recent years, deposit insurance premiums have been maintained at a stable and modest level. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

NEW ACCOUNTING STANDARDS

Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on Sun's consolidated financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on Sun's consolidated financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. Sun's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill (excess of cost over net assets of acquired subsidiaries) approximated $4.1 million and other intangible assets were insignificant. Upon implementation, this new standard is not expected to have a material effect on Sun's consolidated financial statements, other than the elimination of goodwill amortization ($401,000 in 2001) in future periods.

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on Sun's consolidated financial statements.

Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organizational costs and became effective in 1999. Implementation of this standard has been reflected as a cumulative effect of an accounting change as of January 1, 1999, resulting in a one-time charge of $.08 per share in the consolidated statement of operations.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Sun's financial statements in future periods.

Board of Directors and Stockholders
Sun Community Bancorp Limited

We have audited the accompanying consolidated balance sheets of Sun Community Bancorp Limited and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Community Bancorp Limited and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP

Grand Rapids, Michigan
January 31, 2002

CONSOLIDATED BALANCE SHEETS

SUN COMMUNITY BANCORP LIMITED

                                                                         - December 31 -
                                                                      2001             2000
                                                                  -------------    -------------
ASSETS
Cash and due from banks                                           $  35,560,071    $  25,464,080
Interest-bearing deposits with banks                                  9,674,968       15,949,167
Federal funds sold                                                   57,259,000       32,027,090
                                                                  -------------    -------------
          Cash and cash equivalents                                 102,494,039       73,440,337
Loans held for resale                                                11,725,464        6,610,065
Investment securities--Note C:
  Available for sale                                                 15,817,672       13,609,399
  Held for long-term investment (at amortized cost which
    approximates market value)                                          692,960           62,500
                                                                  -------------    -------------
          Total investment securities                                16,510,632       13,671,899
Portfolio loans, less allowance for loan losses of
   $8,660,000 in 2001 and $5,440,000 in 2000--Note D                630,075,810      416,904,089
Premises and equipment, net--Note F                                   5,717,507        5,959,724
Accrued interest income                                               3,060,441        2,701,454
Excess of cost over net assets of acquired subsidiaries               4,111,843        1,355,184
Other assets                                                          6,465,540        6,189,764
                                                                  -------------    -------------

               TOTAL ASSETS                                       $ 780,161,276    $ 526,832,516
                                                                  =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                             $ 123,154,011    $  85,880,783
  Interest-bearing--Note G                                          542,537,634      356,682,317
                                                                  -------------    -------------
          Total deposits                                            665,691,645      442,563,100
Debt obligations--Note H                                             11,211,500
Accrued interest expense and other liabilities                        4,876,552        4,329,495
                                                                  -------------    -------------
          Total liabilities                                         681,779,697      446,892,595
MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES--Note A                                               26,035,955       27,245,878

STOCKHOLDERS' EQUITY--Notes A, I and O:
Common stock, no par value,
  10,000,000 shares authorized; issued and outstanding:
    2001--7,544,938 shares
    2000--5,809,317 shares                                           72,339,075       54,959,627
Retained earnings (deficit)                                           1,324,833         (965,582)
Market value adjustment (net of tax effect) for
  investment securities available for sale (accumulated
  other comprehensive income)                                            (4,181)         (11,418)
                                                                  -------------    -------------
                                                                     73,659,727       53,982,627
Less treasury stock (138,100 shares in 2001 and 134,200
  shares in 2000)                                                    (1,314,103)      (1,288,584)
                                                                  -------------    -------------
          Total stockholders' equity                                 72,345,624       52,694,043
                                                                  -------------    -------------
               TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY                               $ 780,161,276    $ 526,832,516
                                                                  =============    =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

SUN COMMUNITY BANCORP LIMITED

                                                                          - Year Ended December 31 -
                                                                     2001            2000           1999
                                                                 ------------    ------------   ------------
Interest income:
  Portfolio loans (including fees)                               $ 54,454,834    $ 35,281,926   $ 14,281,034
  Loans held for resale                                               720,036         312,058        115,587
  Taxable investment securities                                       647,456       1,186,519      1,446,522
  Federal funds sold                                                2,139,025       2,460,197      1,594,367
  Other                                                               574,758         764,006        482,195
                                                                 ------------    ------------   ------------
           Total interest income                                   58,536,109      40,004,706     17,919,705

Interest expense:
  Deposits                                                         21,927,153      14,414,240      5,361,674
  Other                                                               181,460           2,455          6,104
                                                                 ------------    ------------   ------------
           Total interest expense                                  22,108,613      14,416,695      5,367,778
                                                                 ------------    ------------   ------------
           Net interest income                                     36,427,496      25,588,011     12,551,927
Provision for loan losses--Note D                                   3,979,018       3,925,711      1,753,183
                                                                 ------------    ------------   ------------
           Net interest income after provision for
             loan losses                                           32,448,478      21,662,300     10,798,744

Noninterest income:
  Service charges on deposit accounts                               1,270,609         712,979        404,661
  Other                                                               284,202         297,787        354,255
                                                                 ------------    ------------   ------------
           Total noninterest income                                 1,554,811       1,010,766        758,916

Noninterest expense:
  Salaries and employee benefits                                   17,676,700      12,425,587      7,674,825
  Occupancy                                                         2,716,007       2,006,890      1,286,803
  Equipment rent, depreciation and maintenance                      2,337,683       1,705,125      1,251,662
  Other                                                             7,076,887       5,703,368      4,289,644
                                                                 ------------    ------------   ------------
           Total noninterest expense                               29,807,277      21,840,970     14,502,934
                                                                 ------------    ------------   ------------
  Income (loss) before minority interest, federal
    income taxes and cumulative effect of change in
    accounting principle                                            4,196,012         832,096     (2,945,274)
Federal income taxes (benefit)--Note K                              1,479,000         305,000       (529,000)
                                                                 ------------    ------------   ------------
  Income (loss) before minority interest and
    cumulative effect of change in accounting
    principle                                                       2,717,012         527,096     (2,416,274)
Minority interest in net losses (income) of consolidated
  subsidiaries                                                       (426,597)        279,944      1,209,553
                                                                 ------------    ------------   ------------
    Income (loss) before cumulative effect of
      change in accounting principle                                2,290,415         807,040     (1,206,721)
Cumulative effect of change in accounting principle ($.08
  per share)--Note B                                                                                (386,228)
                                                                 ------------    ------------   ------------
    NET INCOME (LOSS)                                            $  2,290,415    $    807,040   $ (1,592,949)
                                                                 ============    ============   ============

    NET INCOME (LOSS) PER SHARE--Note L:
        Basic                                                    $       0.38    $       0.14   $      (0.34)
                                                                 ============    ============   ============
        Diluted                                                  $       0.37    $       0.14   $      (0.34)
                                                                 ============    ============   ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

SUN COMMUNITY BANCORP LIMITED

                                                                              Accumulated
                                                                Retained         Other
                                                 Common         Earnings     Comprehensive     Treasury
                                                 Stock          (Deficit)        Income          Stock           Total
                                              ------------    ------------    ------------    ------------    ------------
Balances at January 1, 1999                   $ 26,795,416    $   (179,673)   $     11,339                    $ 26,627,082

Issuance of 6,810 shares of common stock
  for cash consideration of $10.00 per
  share                                             68,100                                                          68,100
Issuance of 1,650,000 shares of common
  stock for cash consideration of $16.00
  per share                                     25,004,000                                                      25,004,000
Components of comprehensive income:
  Net loss for 1999                                             (1,592,949)                                     (1,592,949)
  Market value adjustment for investment
    securities available for sale (net
    of tax effect)                                                                (103,458)                       (103,458)
                                                                                                              ------------
  Total comprehensive income for 1999                                                                           (1,696,407)
                                              ------------    ------------    ------------                    ------------
BALANCES AT DECEMBER 31, 1999                   51,867,516      (1,772,622)        (92,119)                     50,002,775

Net proceeds from issuance of 7,500
  shares of common stock upon exercise
  of stock options                                  42,240                                                          42,240
Issuance of 297,947 shares of common
  stock upon acquisition of minority
  interest in consolidated subsidiary--
  Note Q                                         3,049,871                                                       3,049,871
Purchase of 134,200 shares of common
  stock for treasury                                                                          $ (1,288,584)     (1,288,584)
Components of comprehensive income:
  Net income for 2000                                               807,040                                        807,040
  Market value adjustment for investment
    securities available for sale (net
    of tax effect)                                                                  80,701                          80,701
                                                                                                              ------------
  Total comprehensive income for 2000                                                                              887,741
                                              ------------    ------------    ------------    ------------    ------------
BALANCES AT DECEMBER 31, 2000                   54,959,627        (965,582)        (11,418)     (1,288,584)     52,694,043

Purchase of 3,900 shares of common
  stock for treasury                                                                               (25,519)        (25,519)
Issuance of 849,894 shares of common stock
  upon acquisition of minority interests
  in bank subsidiaries--Note Q                   8,494,832                                                       8,494,832
Proceeds from issuance of 884,727 shares to
  parent pursuant to antidilution agreement      8,877,616                                                       8,877,616
Net proceeds from issuance of 1,000 shares
  of common stock upon exercise of stock
  options                                            7,000                                                           7,000
Components of comprehensive income:
  Net income for 2001                                            2,290,415                                       2,290,415
  Market value adjustment for investment
    securities available for sale (net
    of tax effect)                                                                   7,237                           7,237
                                                                                                              ------------
  Total comprehensive income for 2001                                                                            2,297,652
                                              ------------    ------------    ------------    ------------    ------------
BALANCES AT DECEMBER 31, 2001                 $ 72,339,075    $  1,324,833    $     (4,181)   $ (1,314,103)   $ 72,345,624
                                              ============    ============    ============    ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUN COMMUNITY BANCORP LIMITED

                                                                                - Year Ended December 31 -
                                                                          2001             2000             1999
                                                                     -------------    -------------    -------------
OPERATING ACTIVITIES
  Net income (loss)                                                  $   2,290,415    $     807,040    $  (1,592,949)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Minority interest in net income (losses) of
        consolidated subsidiaries                                          426,597         (279,944)      (1,209,553)
      Provision for loan losses                                          3,979,018        3,925,711        1,753,183
      Net accretion of investment security discounts                       (44,326)         (38,127)         (46,149)
      Depreciation of premises and equipment                             1,658,751        1,391,694          942,413
      Amortization of goodwill                                             401,152           92,034           27,953
      Loss (gain) on sale of furniture and equipment                          (181)
      Deferred income taxes                                               (611,000)        (534,000)        (560,000)
      Cumulative effect of change in accounting principle                                                    386,228
  Originations and purchases of loans held for resale                 (170,071,856)     (70,098,391)     (32,770,882)
  Proceeds from sales of loans held for resale                         164,956,457       64,784,303       32,750,693
  Increase in accrued interest income and other assets                  (3,183,873)      (4,074,209)      (2,577,262)
  Increase in accrued interest expense and other liabilities               547,057          332,837        3,238,779
                                                                     -------------    -------------    -------------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                     348,211       (3,691,052)         342,454

INVESTING ACTIVITIES
  Proceeds from calls and maturities of investment
    securities available for sale                                       23,172,604       48,744,650       23,338,039
  Purchases of investment securities available for sale                (25,327,015)     (26,674,315)     (46,057,490)
  Purchases of investment securities held for long-term
    investment                                                            (630,460)         (62,500)
  Net increase in portfolio loans                                     (217,150,739)    (216,111,976)    (138,152,204)
  Proceeds from sales of premises and equipment                             14,544
  Purchases of premises and equipment                                   (1,430,897)      (2,042,995)      (3,497,115)
                                                                     -------------    -------------    -------------
      NET CASH USED BY INVESTING ACTIVITIES                           (221,351,963)    (196,147,136)    (164,368,770)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts and savings
    accounts                                                           128,858,699      101,009,401       72,687,409
  Net increase in certificates of deposit                               94,269,846      116,546,823       53,537,663
  Net proceeds from debt obligations                                    11,211,500
  Net proceeds from issuance of common stock                             8,884,616           42,240       25,072,100
  Purchase of common stock for treasury                                    (25,519)      (1,288,584)
  Resources provided by minority interests                               6,858,312        8,153,987       13,182,389
                                                                     -------------    -------------    -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                        250,057,454      224,463,867      164,479,561
                                                                     -------------    -------------    -------------
      INCREASE IN CASH AND CASH EQUIVALENTS                             29,053,702       24,625,679          453,245
Cash and cash equivalents at beginning of year                          73,440,337       48,814,658       48,361,413
                                                                     -------------    -------------    -------------
         CASH AND CASH EQUIVALENTS AT END
             OF YEAR                                                 $ 102,494,039    $  73,440,337    $  48,814,658
                                                                     =============    =============    =============

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Sun Community Bancorp Limited (Sun or the "Corporation") is a bank development company headquartered in Phoenix, Arizona. Sun is 50% owned by Capitol Bancorp Limited, a multibank development company headquartered in Lansing, Michigan. At December 31, 2001, a proposed share exchange was pending whereby, if approved by shareholders, Capitol would acquire the shares of Sun it does not currently own (see Note R).

Sun's consolidated banking subsidiaries (the "Banks") consist of the following:

                                                                Percentage
                                                                 Owned at
                                                                December 31,       Year Formed
     Affiliate                              Location                2001           or Acquired
     ---------                              --------                ----           -----------
Arrowhead Community Bank                Glendale, Arizona            87%              2000
Bank of Tucson                          Tucson, Arizona             100%              1996
Camelback Community Bank                Phoenix, Arizona            100%              1998
East Valley Community Bank              Chandler, Arizona            85%              1999
Mesa Bank                               Mesa, Arizona               100%              1998
Southern Arizona Community Bank         Tucson, Arizona             100%              1998
Valley First Community Bank             Scottsdale, Arizona         100%              1997
Yuma Community Bank                     Yuma, Arizona                51%              2000
Nevada Community Bancorp Limited:                                    54%              1999
   Black Mountain Community Bank        Henderson, Nevada                             2000
   Desert Community Bank                Las Vegas, Nevada                             1999
   Red Rock Community Bank              Las Vegas, Nevada                             1999
Sunrise Capital Corporation:                                         71%              1999
   Sunrise Bank of Albuquerque          Albuquerque, New Mexico                       2000
   Sunrise Bank of Arizona              Phoenix, Arizona                              1998
   Sunrise Bank of San Diego            San Diego, California                         2001
First California Northern Bancorp       Napa, California             51%              2001

Sun is the majority owner of Nevada Community Bancorp Limited and Sunrise Capital Corporation which each have majority-owned bank subsidiaries. Sun became a public company in 1999 through an initial public offering of common stock.

The Banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the Banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Banks' financial services are the communities in which they are located and the areas immediately surrounding those communities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION--CONTINUED

Sun and its Banks are engaged in a single business activity--banking. Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the Banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products and services. Further, the Banks and Sun are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, Sun's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

The consolidated financial statements include the accounts of Sun and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed during 1999, 2000 and 2001 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market. Fees from the origination of loans held for resale are recognized in the period the loans are originated.

INVESTMENT SECURITIES: Investment securities available for sale (generally most debt investment securities of the Banks) are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Portfolio loans are made primarily to borrowers in the Banks' geographic areas. Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Banks and Sun, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces Sun's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of five years, is computed principally by the straight-line method. Leasehold improvements are generally depreciated over the respective lease term.

EXCESS OF COST OVER NET ASSETS OF ACQUIRED SUBSIDIARIES: Goodwill is amortized on a straight-line basis over various periods not to exceed 15 years. Management periodically reviews long-lived assets, including associated goodwill, for potential impairment based upon projected undiscounted net cash flows, when applicable, and the related amortization periods. Amortization of goodwill will cease January 1, 2002 (see "New Accounting Standards" below).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

OTHER REAL ESTATE: Other real estate (included as a component of other assets, and at December 31, 2001 and 2000, approximated $79,200 and $23,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made in Note I.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks is not included in the consolidated balance sheet because it is not an asset of the Banks or Sun. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Sun and subsidiaries owned 80% or more by Sun file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, Sun's only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

COSTS OF START-UP ACTIVITIES: In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires start-up costs and organizational costs to be charged to expense when incurred. In the circumstances of Sun and the Banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998. Implementation of this standard was reflected as a cumulative effect of an accounting change at January 1, 1999 (net of impact of minority interests and income tax effect), approximating $386,000 ($.08 per share).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on Sun's consolidated financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on Sun's consolidated financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. Sun's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill (excess of cost over net assets of acquired subsidiaries) approximated $4.1 million and other intangible assets were insignificant. Upon implementation, this new standard is not expected to have a material effect on Sun's consolidated financial statements, other than the elimination of goodwill amortization ($401,000 in 2001) in future periods.

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on Sun's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE C--INVESTMENT SECURITIES

Investment securities available for sale consisted of the following at December 31:

                                                         2001                       2000
                                              -------------------------   -------------------------
                                                             Estimated                   Estimated
                                               Amortized       Market      Amortized       Market
                                                 Cost          Value          Cost         Value
                                              -----------   -----------   -----------   -----------
Available for sale:
  United States Treasury securities           $   198,701   $   199,437   $   591,103   $   590,739
  United States government agency
    securities                                 15,625,252    15,618,235    13,035,598    13,018,660
                                              -----------   -----------   -----------   -----------
                                               15,823,953    15,817,672    13,626,701    13,609,399

Held for long-term investment:
  Federal Home Loan Bank stock                    692,960       692,960        62,500        62,500
                                              -----------   -----------   -----------   -----------

                                              $16,516,913   $16,510,632   $13,689,201   $13,671,899
                                              ===========   ===========   ===========   ===========

At December 31, 2001, securities with a market value approximating $2 million were pledged to secure public and trust deposits and for other purposes as required by law. Investments in Federal Home Loan Bank stock are restricted and may only be resold to or redeemed by the issuer.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31:

                                                 2001                2000
                                           -----------------   -----------------
                                            Gains    Losses     Gains    Losses
                                           -------   -------   -------   -------
United States Treasury securities          $   736   $    --   $    --   $   364
United States government agency
  securities                                67,504    74,521     8,711    25,649
                                           -------   -------   -------   -------

                                           $68,240   $74,521   $ 8,711   $26,013
                                           =======   =======   =======   =======

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2001 were as follows:

                                                                      Estimated
                                                     Amortized          Market
                                                        Cost            Value
                                                     -----------     -----------
Due in one year or less                              $   198,701     $   199,437
After one year, through five years                    10,418,839      10,440,384
After five years, through ten years                    2,969,651       2,953,675
After ten years                                        2,236,762       2,224,176
Securities held for long-term investment
  without stated maturities                              692,960         692,960
                                                     -----------     -----------
                                                     $16,516,913     $16,510,632
                                                     ===========     ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE D--LOANS

Portfolio loans consisted of the following at December 31:

                                                  2001                 2000
                                              -------------       -------------
     Commercial                               $ 603,817,619       $ 399,056,329
     Real estate mortgage                        19,038,734          13,712,563
     Installment                                 15,879,457           9,575,197
                                              -------------       -------------
          Total portfolio loans                 638,735,810         422,344,089

     Less allowance for loan losses              (8,660,000)         (5,440,000)
                                              -------------       -------------
          Net portfolio loans                 $ 630,075,810       $ 416,904,089
                                              =============       =============

Transactions in the allowance for loan losses are summarized below:

                                          2001           2000           1999
                                      -----------    -----------    -----------
     Balance at January 1             $ 5,440,000    $ 2,371,000    $   696,000
     Provision charged to operations    3,979,018      3,925,711      1,753,183
     Loans charged off (deduction)       (820,520)      (933,445)       (78,183)
     Recoveries                            61,502         76,734             --
                                      -----------    -----------    -----------
     Balance at December 31           $ 8,660,000    $ 5,440,000    $ 2,371,000
                                      ===========    ===========    ===========

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

                                                          December 31
                                                    -----------------------
                                                     2001             2000
                                                    ------           ------
     Nonaccrual loans:
       Commercial                                   $6,938           $1,807
       Real estate                                     116
                                                    ------           ------
     Total nonaccrual loans                          7,054            1,807

     Past due (>90 days) loans:
       Commercial                                       84
       Installment                                       7
                                                    ------           ------
     Total past due loans                               91
                                                    ------           ------
     Total nonperforming loans                      $7,145           $1,807
                                                    ======           ======

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $283,000 and $50,000 would have been recorded in 2001 and 2000, respectively. Interest income recognized on loans in nonaccrual status in 2001 operations approximated $365,000 ($1,000 in 2000). At December 31, 2001, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE D--LOANS--CONTINUED

     The amounts of the allowance for loan losses allocated in the following table (in $1,000s), are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                         December 31, 2001    December 31, 2000
                                         -----------------    ------------------
                                                Percentage            Percentage
                                                  of Total             of Total
                                                 Portfolio            Portfolio
                                         Amount    Loans      Amount    Loans
                                         ------    -----      ------    -----
Commercial                               $8,199     1.28%     $5,140     1.22%
Real estate mortgage                        252     0.04         177     0.04
Installment                                 209     0.03         123     0.03
                                         ------     ----      ------     ----

Total allowance for loan losses          $8,660     1.36%     $5,440     1.29%
                                         ======     ====      ======     ====

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Banks including their immediate families and companies in which they are principal owners. At December 31, 2001, total loans to these persons approximated $29.2 million ($12 million at December 31, 2000). During 2001, $25.7 million of new loans were made to these persons and repayments totaled $8.5 million. Such loans are made at the Banks' normal credit terms.

Officers and directors of the Corporation and the Banks (and their associates, family and/or affiliates) are also depositors of the Banks. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchased certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services are based on Capitol Bancorp's costs of such services and were not significant for the periods presented.

Sun has loaned Capitol Bancorp a portion of its idle funds. Under the terms of the loan agreement, amounts drawn bear interest at 7.5% (interest income of approximately $169,000 and $820,000 was recorded by Sun in 2001 and 2000, respectively) and are due on demand by Sun. Capitol is required to maintain alternative credit facilities in an amount at least equal to amounts outstanding under this arrangement so long as amounts are outstanding. $4.9 million and $8.9 million was borrowed at December 31, 2001 and 2000, respectively.

In addition to the ownership and lending relationships between Sun and Capitol, a share exchange transaction has been proposed which, if approved by Sun's and Capitol's shareholders, would result in Sun becoming wholly-owned by Capitol (see Note R).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                                2001              2000
                                            ------------      ------------
     Leasehold improvements                 $  2,844,766      $  2,369,563
     Equipment and furniture                   7,269,491         6,502,131
                                            ------------      ------------
                                              10,114,257         8,871,694
     Less accumulated depreciation            (4,396,750)       (2,911,970)
                                            ------------      ------------

                                            $  5,717,507      $  5,959,724
                                            ============      ============

The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $2 million, $1.6 million and $982,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

At December 31, 2001, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

                  2002                       $  1,903
                  2003                          1,914
                  2004                          1,928
                  2005                          1,904
                  2006                          1,744
                  2007 and thereafter           4,317
                                             --------

                  Total                      $ 13,710
                                             ========

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $205 million and $126 million as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of such time deposits were as follows:

                  2002                      $ 152,846
                  2003                         35,180
                  2004                          6,133
                  2005                          5,514
                  2006                          5,211
                                            ---------

                  Total                     $ 204,884
                                            =========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE H--DEBT OBLIGATIONS

Debt obligations at December 31, 2001 consist of short-term borrowings from a Federal Home Loan Bank. Such borrowings represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral. Such advances are due at varying dates and bear interest at market short-term rates (approximately 3.23% at December 31, 2001). At December 31, 2001, unused lines of credit under these facilities approximated $600,000. For the periods presented, interest paid on all debt obligations approximate amounts charged to expense.

At December 31, 2001, scheduled debt maturities were as follows (in $1,000s):



                  2002                       $  6,787
                  2003                          3,424
                  2004                          1,000
                                             --------
                                             $ 11,211
                                             ========

NOTE I--COMMON STOCK AND STOCK OPTIONS

In 1997, Sun entered into an antidilution agreement with Capitol. Under the terms of the antidilution agreement, Capitol has the right to purchase additional shares of Sun's common stock, when Sun issues previously unissued Sun shares to shareholders other than Capitol. Capitol is entitled to purchase shares of Sun at a price equal to the per-share value ascribed to the shares issued to shareholders other than Capitol, at a ratio based on 51% of the total number of new shares being issued by Sun (including the shares to be purchased by Capitol). Capitol's purchase price for such shares is to be paid to Sun in cash. In 2001, Capitol exercised its rights under the antidilution agreement as to Sun's 2001 acquisitions of minority interests (see Note Q). In conjunction with Capitol's exercise of those rights, Sun received cash consideration of about $8.9 million and issued about 884,700 new shares of Sun's common stock to Capitol. Sun has loaned some of those funds back to Capitol as of December 31, 2001 (see Note E).

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire ten years after grant, and are currently exercisable. Stock options granted upon exchange of prior stock options of acquired subsidiaries retain their unexpired term at the date of exchange.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE I--COMMON STOCK AND STOCK OPTIONS--CONTINUED

Stock option activity is summarized as follows:

                                                                             Weighted
                                         Number of                            Average
                                          Options           Exercise         Exercise
                                       Outstanding         Price Range         Price
                                       -----------     -----------------     --------
Outstanding at January 1, 1999            560,973      $ 4.67 to $ 10.00      $ 7.53
Granted in 1999                           247,500             16.00            16.00
Exercised in 1999                              --              --                 --
Expired/other in 1999                          --              --                 --
                                        ---------      -----------------      ------
  Outstanding at December 31, 1999        808,473         4.67 to 16.00        10.12

Granted in 2000                            53,902             10.22            10.22
Exercised in 2000                          (7,500)             4.67             4.67
Expired/other in 2000                          --              --                 --
                                        ---------      -----------------      ------
  Outstanding at December 31, 2000        854,875         4.67 to 16.00        10.17

Granted in 2001                           464,211         6.76 to 10.53         7.62
Exercised in 2001                          (1,000)             6.00             6.00
Expired/other in 2001                    (137,560)            12.18            12.18
                                        ---------      -----------------      ------
  Outstanding at December 31, 2001      1,180,526      $ 4.67 to $ 16.00      $ 8.36

As of December 31, 2001, stock options outstanding had a weighted average remaining contractual life of 5.38 years. As of that date 1,017,193 stock options with an exercise price of $10.00 or less had a weighted average exercise price of $7.13 and a weighted average remaining contractual life of 4.96 years; 163,333 stock options with an exercise price of more than $10.00 had a weighted average exercise price of $14.18 and a weighted average remaining contractual life of 7.97 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation accounts for its stock options under APB 25 and, therefore, does not recognize compensation expense.

By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                                             2001         2000          1999
                                                             ----         ----          ----
     Fair value assumptions:
       Risk-free interest rate                               5.0%         7.0%         6.25%
       Dividend yield                                        5.0%          0%            0%
       Stock price volatility                                .62          .76           .56
       Expected option life                               4.7 years     10 years      10 years
     Aggregate estimated fair value of options granted    $1,939,000    $464,000    $ 4,385,000
     Pro forma net income (loss)                          $1,101,000    $501,000    $(4,487,000)
     Pro forma net income (loss) per diluted share           $.16         $.09         $(.96)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE J--EMPLOYEE BENEFIT PLANS

Employees of Sun and its subsidiaries participate in a 401(k) plan, subject to certain eligibility requirements. Employer contributions to the plan and charged to expense in 2001, 2000 and 1999 approximated $343,000, $198,000 and $87,500, respectively.

Effective January 1, 2001, employees of Sun and some of its subsidiaries became eligible to participate in Capitol's noncontributory defined contribution Employee Stock Ownership Plan (ESOP). Employer ESOP contributions charged to expense by Sun approximated $146,000 in 2001.

NOTE K--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                   2001            2000            1999
                               -----------     -----------     -----------
     Current                   $ 2,090,000     $   839,000     $  (439,000)
     Deferred credit              (611,000)       (534,000)       (560,000)
                               -----------     -----------     -----------

                               $ 1,479,000     $   305,000     $  (999,000)
                               ===========     ===========     ===========

Federal income tax benefit in 1999 shown above included $470,000 relating to the cumulative effect of the change in accounting principle. Income taxes paid in 2001 and 1999 approximated $2,026,000 and $310,000, respectively; none were paid in 2000.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

                                                   2001           2000            1999
                                               -----------     ----------    -------------
     Federal income tax (benefit) computed
       at statutory rate of 34%                $ 1,427,000     $ 283,000     $ (1,001,000)
     Tax effect of:
         Amortization of goodwill                  136,000        31,000           10,000
         Minority interest                        (145,000)       95,000          411,000
         Cumulative effect of change in
           accounting principle                                                  (470,000)
          Nondeductible expenses                    55,000        67,000          (44,000)
          Other                                      6,000      (171,000)          95,000
                                               -----------     ---------      -----------
                                               $ 1,479,000     $ 305,000      $  (999,000)
                                               ===========     =========      ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE K--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following at December 31:

                                                         2001           2000
                                                     -----------    -----------
Allowance for loan losses                            $ 1,662,000    $   956,000
Net operating loss carryforwards of subsidiaries         891,000      1,190,000
Accrual to cash temporary differences                   (281,000)      (297,000)
Accumulated depreciation, amortization and
  similar items                                         (347,000)      (332,000)
Organization and start-up costs                          802,000        791,000
Market value adjustment for investment securities
  available for sale                                       2,000          6,000
Other, net                                              (580,000)      (772,000)
                                                     -----------    -----------

     Net deferred tax assets                         $ 2,149,000    $ 1,542,000
                                                     ===========    ===========

Certain consolidated subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods. Such carryforwards approximate $2.6 million at December 31, 2001, have been recognized for financial reporting purposes and expire at the following dates and amounts (in $1,000s):

                           2019             $    326
                           2020                1,013
                           2021                1,282
                                            --------
                                            $  2,621
                                            ========

NOTE L--NET INCOME (LOSS) PER SHARE

The computations of basic and diluted net income (loss) per share were as follows:

                                                                    2001          2000          1999
                                                                -----------   -----------   -----------
Numerator--net income (loss)                                    $ 2,290,415   $   807,040   $(1,592,949)
                                                                ===========   ===========   ===========
Denominator:
  Weighted average number of shares outstanding net of
    treasury stock (denominator for basic earnings per share)     6,052,917     5,591,192     4,674,386
  Effect of dilutive stock options                                   88,264        73,810            --
                                                                -----------   -----------   -----------
Denominator for net income (loss) per share--weighted average
  number of shares and potential dilution                         6,141,181     5,665,002     4,674,386
                                                                ===========   ===========   ===========
Number of antidilutive stock options excluded from net
  income (loss) per share computation                               682,711       580,375       808,473
                                                                ===========   ===========   ===========

Additional disclosures regarding stock options are set forth in Note I.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

                                                     2001                     2000
                                            ----------------------    ----------------------
                                                         Estimated                 Estimated
                                             Carrying      Fair       Carrying       Fair
                                              Value        Value        Value        Value
                                            ---------    ---------    ---------    ---------
Financial Assets:
  Cash and cash equivalents                 $ 102,494    $ 102,494    $  73,440    $  73,440
  Loans held for resale                        11,725       11,725        6,610        6,610
  Investment securities:
    Available for sale                         15,818       15,818       13,609       13,609
    Held for long-term investment                 693          693           63           63
                                            ---------    ---------    ---------    ---------
                                               16,511       16,511       13,672       13,672
  Portfolio loans:
    Fixed rate                                391,575      391,496      110,103      111,637
    Variable rate                             247,161      249,056      312,241      310,829
                                            ---------    ---------    ---------    ---------
      Total portfolio loans                   638,736      640,552      422,344      422,466
    Less allowance for loan losses             (8,660)      (8,660)      (5,440)      (5,440)
                                            ---------    ---------    ---------    ---------
    Net portfolio loans                       630,076      631,892      416,904      417,026

Financial Liabilities:
  Deposits:
    Noninterest-bearing deposits              123,154      123,154       85,881       85,881
    Interest-bearing deposits:
      Demand accounts                         254,421      254,415      162,835      162,704
      Time certificates of deposit less
        than $100,000                          83,233       82,189       67,642       68,364
      Time certificates of deposit
        $100,000 or more                      204,884      206,490      126,205      127,282
                                            ---------    ---------    ---------    ---------
          Total interest-bearing deposits     542,538      543,094      356,682      358,350
                                            ---------    ---------    ---------    ---------
          Total deposits                      665,692      666,248      442,563      444,231

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates of financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE N--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of the Banks' customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers when certain specified future events occur and are used infrequently ($3.4 million and $2 million outstanding at December 31, 2001 and 2000, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($175.6 million and $123.8 million at December 31, 2001 and 2000, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

Sun's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 2001 was $872,000.

NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings (if any) are available for distribution as dividends to Sun (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to Sun.

Sun and its Banks are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier 1' and `Tier 2' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on Sun's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting, and other factors.

As of December 31, 2001, the most recent notification received by the Banks from regulatory agencies have advised that the Banks are classified as 'well-capitalized' as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2001, that Sun and its Banks meet all capital adequacy requirements to which they are subject.






              [The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

The various amounts of regulatory capital (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $90 million or more as of December 31, 2000) and consolidated regulatory capital position as of December 31, 2001 and 2000 are summarized below:

                                                                     Nevada
                                                                    Community        Sunrise
                                                                     Bancorp         Capital           Sun
                                                                     Limited       Corporation     Consolidated
                                                                   -----------     -----------     ------------
December 31, 2001
-----------------
Tier 1 capital to average total assets:
  Minimum required amount                                          >= $ 6,544       >= $ 5,242     >= $ 26,701
  Actual amount                                                       $20,851          $15,783        $ 94,271
     Ratio                                                              12.74%           12.04%          14.12%

Tier 1 capital to risk-weighted assets:
   Minimum required amount(1)                                      >= $ 6,961       >= $ 4,685     >= $ 27,586
   Actual amount                                                      $20,851          $15,783        $ 94,271
     Ratio                                                              11.98%           13.48%          13.67%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
   Minimum required amount(2)                                      >= $13,921       >= $ 9,369     >= $ 55,171
   Amount required to meet 'Well-Capitalized' category(3)          >= $17,402       >= $11,712     >= $ 68,964
   Actual amount                                                      $23,029          $17,248        $102,892
     Ratio                                                              13.23%           14.73%          14.92%

December 31, 2000
-----------------
Tier 1 capital to average total assets:
  Minimum required amount                                          >= $ 3,266       >= $ 2,561     >= $ 16,606
  Actual amount                                                       $20,301          $ 8,255        $ 78,566
     Ratio                                                              24.87%           12.90%          18.92%

Tier 1 capital to risk-weighted assets:
   Minimum required amount(1)                                      >= $ 3,675       >= $ 2,944     >= $ 17,719
   Actual amount                                                      $20,301          $ 8,255        $ 78,566
     Ratio                                                              22.10%           11.22%          17.74%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
   Minimum required amount(2)                                      >= $ 7,349       >= $ 5,888     >= $ 35,439
   Amount required to meet 'Well-Capitalized' category(3)          >= $ 9,186       >= $ 7,360     >= $ 44,299
   Actual amount                                                      $21,449          $ 9,143        $ 84,006
     Ratio                                                              23.35%           12.42%          18.96%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE P--PARENT COMPANY ONLY INFORMATION

CONDENSED BALANCE SHEETS

                                                                     - December 31 -
                                                                    2001          2000
                                                                -----------   -----------
Assets:
     Funds on deposit with subsidiary banks                     $ 5,127,582   $ 1,518,735
     Investments in subsidiaries                                 60,238,174    38,819,028
     Loans to affiliates                                          6,707,596    10,755,000
     Equipment and furniture, net                                   765,101       991,909
     Other assets                                                 1,246,500       797,657
                                                                -----------   -----------

         Total assets                                           $74,084,953   $52,882,329
                                                                ===========   ===========

Liabilities and Stockholders' Equity:
     Accounts payable, accrued expenses and other liabilities   $ 1,739,329   $   188,286
     Stockholders' equity                                        72,345,624    52,694,043
                                                                -----------   -----------

         Total liabilities and stockholders' equity             $74,084,953   $52,882,329
                                                                ===========   ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                            - Year Ended December 31 -
                                                        2001           2000           1999
                                                    -----------    -----------    -----------
Income:
     Intercompany fees                              $ 4,669,628    $ 3,105,959    $ 1,705,609
     Dividends from subsidiary                          800,000        800,000        200,000
     Interest                                           308,955        851,608        785,439
     Other                                                4,875          5,774
                                                    -----------    -----------    -----------
                                                      5,783,458      4,763,341      2,691,048

Expenses:
     Salaries and employee benefits                   3,609,069      3,009,024      1,657,914
     Occupancy                                          381,464        370,768        195,338
     Equipment rent, depreciation and maintenance       665,869        515,597        428,523
     Interest                                             9,370
     Other                                              822,997      2,880,980      1,066,481
                                                    -----------    -----------    -----------
                                                      5,488,769      6,776,369      3,348,256
                                                    -----------    -----------    -----------
                                                        294,689     (2,013,028)      (657,208)

Equity in undistributed net earnings (losses) of
   consolidated subsidiaries                          1,743,726      2,611,068       (919,741)
Federal income taxes (credit)                          (252,000)      (209,000)        16,000
                                                    -----------    -----------    -----------

         Net income (loss)                          $ 2,290,415    $   807,040    $(1,592,949)
                                                    ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE P--PARENT COMPANY ONLY INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOW

                                                                                - Year Ended December 31 -
                                                                           2001            2000            1999
                                                                       ------------    ------------    ------------
OPERATING ACTIVITIES
Net income (loss)                                                      $  2,290,415    $    807,040    $ (1,592,949)
Adjustments to reconcile net income (loss) to net cash provided
   (used) by operating activities:
     Equity in net losses (earnings) of subsidiaries                     (1,743,726)     (2,611,068)        919,741
     Depreciation and amortization                                          470,957         351,184         260,772
     Net amortization (accretion) of investment security premiums
       (discount)                                                                            39,228         (39,228)
Decrease (increase) in other assets                                        (566,751)      1,383,813        (518,664)
Increase (decrease) in accounts payable, accrued expenses and
  other liabilities                                                       1,551,043      (2,451,873)      2,635,874
                                                                       ------------    ------------    ------------
     NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                     2,001,938      (2,481,676)      1,665,546

INVESTING ACTIVITIES
Proceeds from maturities of investment securities available for sale                     15,664,650       8,918,039
Purchases of investment securities available for sale                                      (105,199)    (24,457,490)
Net decrease (increase) in loans to affiliates                            4,047,404     (10,755,000)
Net cash investment in subsidiaries                                     (11,180,588)     (7,621,713)    (10,834,536)
Purchases of equipment and furniture                                       (119,004)       (308,939)       (911,907)
                                                                       ------------    ------------    ------------
     NET CASH USED BY INVESTING ACTIVITIES                               (7,252,188)     (3,126,201)    (27,285,894)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock                                8,884,616          42,240      25,072,100
Purchase of common stock for treasury                                       (25,519)     (1,288,584)
                                                                       ------------    ------------    ------------
     NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                     8,859,097      (1,246,344)     25,072,100
                                                                       ------------    ------------    ------------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     3,608,847      (6,854,221)       (548,248)
Cash and cash equivalents at beginning of year                            1,518,735       8,372,956       8,921,204
                                                                       ------------    ------------    ------------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  5,127,582    $  1,518,735    $  8,372,956
                                                                       ============    ============    ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUN COMMUNITY BANCORP LIMITED


NOTE Q--ACQUISITION OF MINORITY INTERESTS

During 2001, three banks which were previously majority-owned by Sun (Camelback Community Bank, Southern Arizona Community Bank and Mesa Bank) became wholly-owned, resulting from share exchange transactions with the banks' minority shareholders. Had these acquisitions of minority interests occurred at the beginning of 2001, consolidated net income would have approximated $2.5 million and diluted earnings per share would have been $.38.

During 2000, Valley First Community Bank also became wholly-owned through a similar share exchange transaction with its minority shareholders.

Each of these acquisitions have been accounted for under the purchase method of accounting. Goodwill arising from these transactions is generally amortized, through December 31, 2001, on a straight-line basis over a period of 15 years after the acquisition date.

NOTE R--PROPOSED ACQUISITION BY CAPITOL BANCORP LIMITED

In November 2001, the boards of directors of Sun and Capitol Bancorp Limited entered into a proposed plan of share exchange. The proposed plan of share exchange is subject to the approval of the shareholders of both Sun and Capitol. The proposed share exchange, if consummated, would result in Capitol issuing ..734 shares of its previously unissued common stock for each common share of Sun's common stock held by shareholders other than Capitol.

NOTE S--PENDING APPLICATIONS FOR NEW BANKS

At December 31, 2001, applications were pending for the formation of two new banks, Bank of Las Vegas (to become a majority-owned subsidiary of Nevada Community Bancorp Limited) and Napa Community Bank (to become a majority-owned subsidiary of First California Northern Bancorp).

Both of these banks are expected to open in 2002.